Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of PowerShares DB Multi-Sector Commodity Trust of our reports dated March 6, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in the PowerShares DB Base Metals Fund, PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, and PowerShares DB Gold Fund Annual Reports on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 8, 2016